RP® FINANCIAL, LC.

Financial Services Industry Consultants

December 19, 2007

Board of Directors

William Penn Bank, FSB

8150 Route 13

Levittown, Pennsylvania 19057

Members of the Board of Directors:

We hereby consent to the use of our firm’s name in the Forms MHC-1, MHC-2, H-(e)1 and any amendments thereto, and in the Registration Statement on Form SB-2, and any amendments thereto. We also hereby consent to the inclusion of, summary of and references to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of William Penn Bancorp, Inc.

Sincerely, RP® FINANCIAL, LC.

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